PROMISSORY NOTE

November 22, 2005

$20,000 U.S.

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of JOHN VELTHEER, of 2957 West 21st Avenue, Vancouver, B.C. V6L 1K7 (the “Lender”) the principal sum of Twenty Thousand ($20,000) Dollars in lawful currency of the United States (the “Principal Sum”), together with interest thereon as herein provided.

The Principal Sum or such amount as shall remain outstanding from time to time shall bear interest thereon, calculated semi-annually, not in advance, at a rate of twelve (12%) percent per annum both before and after each of maturity, default and judgment commencing on the day any portion of the Principal Sum is advanced by the Lender to the Borrower and shall be payable on the one year anniversary of the date of this Note. In the event of any partial repayments made on the Principal Sum, such payments shall be applied firstly towards accrued interest and then towards the Principal Sum.

The Principal Sum and all accrued but unpaid interest at the rate aforesaid will become due and payable on the one year anniversary of the date of this Note.

Extension of time of payment of all or any part of the amount owing hereunder at any time or times and failure of the Lender to enforce any of its rights or remedies hereunder shall not release the Borrower from its obligations hereunder or constitute a waiver of the rights of the Lender to enforce any rights and remedies therein.

On default in payment of any sum due hereunder for the Principal Sum or interest, the unpaid balance of the Principal Sum and all accrued interest thereon shall at the option of the Lender forthwith become due and payable.

This Promissory Note shall be governed by the laws of the Province of British Columbia.

The undersigned, when not in default hereunder, will have the privilege of prepaying in whole or in part the Principal Sum and accrued interest without bonus or penalty.

Presentment, protest, notice of protest and notice of dishonour are hereby waived.

THE ELECTRIC NETWORK.COM, INC.

Per:

/s/ John Veltheer

John Veltheer, President